Exhibit 23.2

Independent Auditors’ Consent–KPMG LLP

The Board of Directors

VERITAS Software Corporation:

We consent to the incorporation herein by reference of our report dated November 21, 2002 with respect to the statements of assets to be acquired and liability to be assumed related to the Desktop and Mobile Division to be acquired by Sonic Solutions as of September 30, 2002 and December 31, 2001, and the related statements of direct revenues and expenses of the Desktop and Mobile Division to be acquired by Sonic Solutions for the nine months ended September 30, 2002 and the year ended December 31, 2001, which report appears in the Form 8-K/A of Sonic Solutions filed February 12, 2003.

Our report included an explanatory paragraph stating that the Desktop and Mobile Division to be acquired by Sonic Solutions has been operated as an integral part of VERITAS Software Corporation and has no separate legal existence. The basis of presentation of these statements is described in Note 1 to the financial statements.

/s/ KPMG LLP

Mountain View, California

September 17, 2003